Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273024

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 2, 2023)

MIRA Pharmaceuticals, Inc.

This prospectus supplement (the “Prospectus Supplement”) updates, amends, and supplements the prospectus dated August 2, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1, as amended (Registration No. 333-273024) of MIRA Pharmaceuticals, Inc. The Prospectus and this prospectus supplement relate to the offer and sale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”) of an aggregate of 1,560,000 shares of our common stock, par value $0.0001 (“Common Stock”).

Our registration of the shares covered by the Prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

This Prospectus Supplement updates, amends, and supplements the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023, which is set forth below.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 14 of the Prospectus to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2023.